Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-233366) and related joint Prospectus of Callon Petroleum Company and Carrizo Oil & Gas, Inc. for the registration of 202,916,505 shares of Callon Petroleum Company’s common stock and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc. as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting of Carrizo Oil & Gas, Inc. as of December 31, 2018, included in Carrizo Oil & Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

September 20, 2019